VARIABLE INSURANCE FUNDS

                          Amended Designation of Series


The undersigned, being all of the Trustees of Variable Insurance Funds (the "Trust"), a Massachusetts business trust, acting pursuant to Section 5.11 of the Declaration of Trust dated July 20, 1994, as amended and restated February 5, 1997 (the "Declaration of Trust"), hereby redesignates the shares of beneficial interest of one series of shares of the Trust as follows:

         FIRST: The series of shares of the Trust established and designated as the Kent Variable Growth and Income Fund shall be redesignated as the Old Kent Core Equity Fund without in any way changing the rights or privileges of the Fund or its shareholders.

         IN WITNESS WHEREOF, the undersigned have executed this instrument the 16th day of February, 2000.


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Walter B. Grimm, as Trustee                 Michael Van Buskirk, as Trustee


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James H. Woodward, as Trustee